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                                                                    CONFIDENTIAL




                              WELLS FINANCIAL CORP.
                                WELLS, MINNESOTA





                       MODIFIED DUTCH AUCTION TENDER OFFER
                               VALUATION ANALYSIS

                             PREPARED IN SUPPORT OF


                                FAIRNESS OPINION









                                     DATED:
                               SEPTEMBER 21, 2004



                                  PREPARED BY:

                          CAPITAL RESOURCES GROUP, INC.
                             11250 ROGER BACON DRIVE
                                    SUITE 19
                             RESTON, VIRGINIA 20190


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

                                TABLE OF CONTENTS


                                                                            Page

Key Financial and Pricing Data                                                1

Valuation Approaches:  Financial and Pricing Factors Considered               2

Stock Repurchase Analysis                                                     3

Table 1 - Stock Repurchase Analysis                                           4

Comparative Pricing Analysis                                                  5

Table 2 - Selected Financial and Marketing Pricing Characteristics            6
                (Comparative Pricing Analysis)

Graph 1 - YTD Stock Price Performance                                         7

Graph 2 - 12 Month Stock Price Performance and 50 Day Moving Average          8

Review of Premiums Paid in Other Stock Repurchase Transactions                9

Pricing Analysis Related to Tender Offer Price Range                         10

Discounted Cash Flow and Terminal Value Analysis                             11

Table 3 - Discounted Cash Flow and Terminal Value Analysis                   12
                (at $30.50 Per Share)

Conclusion                                                                   13

[CAPITAL RESOURCES LOGO]

                              WELLS FINANCIAL CORP.
                         KEY FINANCIAL AND PRICING DATA




FINANCIAL DATA AT JUNE 30, 2004:  (Dollars in Thousands Except Per Share Data)

  Assets                                    $223,353
  Equity                                      28,328
  Equity/Assets                                 12.7%
  Net Income (Trailing Twelve Months)          2,690   ROA 1.20% ROE 9.79%
  Net Income (Annualized)                      2,100   ROA 0.94% ROE 7.41%
  Book Value Per Share                         24.39
  Earnings Per Share (Twelve Months)            2.29
  Earnings Per Share (Annualized)               1.80

RECENT PRICING DATA:

  Recent Trading Price (Average of Bid/Ask)   $26.75   P/E 14.9x P/TB 110%
  50 Day Moving Average                        26.50
  200 Day Moving Average                       28.75

TENDER OFFER PRICE RANGE:
                                                       P/E       P/TB   Premium*
  Midpoint Price                              $30.50   16.9x     125%     14%
  Low Price                                    29.50   16.4x     121%     10%
  High Price                                   31.50   17.5x     129%     18%

* Premium is based on the Tender Offer Price compared to the Company's Recent Trading Price of $26.75


Note: It is anticipated that 150,000 shares will be purchased in the tender offer plus up to 26,000 shares will be cashed out in any reverse stock split.

                                       1
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                              VALUATION APPROACHES:
                    FINANCIAL AND PRICING FACTORS CONSIDERED
                               IN FAIRNESS OPINION

     We have applied the following approaches in our valuation analysis:


     1. The impact of stock repurchases on the Company's pro forma earnings per share, equity levels and book value;

     2. The Company's recent trading activity and the pricing characteristics of stock of comparable thrift institutions demonstrating similar asset size and capital ratios as well as similar earnings ratios, and similar market area;

     3. Pricing premiums paid in recent tender offers and other types of stock repurchase transactions that are similar to the Company's transaction;

     4.   Pricing  characteristics   (particularly  price/earnings  ("P/E")  and
          price/tangible book value ratios ("P/TB")) related to the price range of the Company's tender offer; and

     5.   A discounted cash flow and terminal value analysis of the Company.


                                       2

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[CAPITAL RESOURCES LOGO]



                            STOCK REPURCHASE ANALYSIS



Capital Resources has analyzed the pro forma financial impact resulting from the Company's repurchase of up to 150,000 shares in the tender offer at prices ranging between $29.50 and $31.50 per share. This analysis focused on pro forma financial data such as book value per share, tangible equity to assets ratio, earnings per share and return on equity. The repurchase analysis showed that even if the 150,000 shares were purchased by the Company at $31.50 per share, the high end of the range, the pro forma financial impact, on balance, would be modestly favorable to the Company:

                                              Actual              Pro                 % Increase
                                          June 30, 2004           Forma              (Decrease)
                                          -------------           -----              ----------
Tangible Book Value Per Share               $24.39                $23.34                 (4.3%)
Tangible Equity to Assets                     12.7%                 10.4%               (18.1%)
Earnings Per Share (Annualized)             $  1.80*              $ 1.98                 10.0%
Return on Equity (Annualized)                 7.41%                 7.75%                 4.6%

*   In analyzing  the  Company's  consolidated  net income  prospects for fiscal
    2004, Capital Resources has considered the Company's assumption that the annualization of reported net income for the six months ended June 30, 2004 would approximate total net income of $2.1 million or $1.80 per share expected for all of 2004.


     As shown in the above table, even after the tender offer the Company is expected to maintain a strong capital ratio. Also, the Company's earnings per share and return on equity improves on a pro forma basis. Table 1, "Stock Repurchase Analysis" presents detailed pro forma financial data based on the full tender offer price range of $29.50 to $31.50 per share.

Capital Resources
11250 Roger Bacon Dr #19   Reston, Virginia 20190

                                                                                  Table 1
                                                                         Stock Repurchase Analysis
                                                                           Wells Financial Corp.
                                                                          (Dollars in Thousands)

       % OF SHARES REPURCHASED = 12.92%

       Current Stock Price                         $26.75
       Stock Repurchase Price                   20-Sep-04            $29.50     $29.75     $30.00      $30.25     $30.50
       Current Shareholders Equity                 28,328
       Estimated Shareholders Equity at 09/30/04   28,328            28,328     28,328     28,328      28,328     28,328
       Less: Stock Repurchased                          0            (4,425)    (4,463)    (4,500)     (4,538)    (4,575)
       Ending Shareholder Equity                   28,328            23,903     23,866     23,828      23,791     23,753
       Book Value/Share                            $24.39            $23.64     $23.60     $23.56      $23.53     $23.49
       Tangible BV/Share                           $24.39            $23.64     $23.60     $23.56      $23.53     $23.49
       PERCENT INCREASE IN BV/SHARE                                  -3.10%     -3.26%     -3.41%      -3.56%     -3.71%
       Price/Tangible BV                          109.65%           124.80%    126.06%    127.32%     128.58%    129.85%
       Total Assets                               223,353
       Tangible Equity/Assets                      12.68%            10.55%     10.53%     10.52%      10.50%     10.48%

       Core Earnings Estimate                       2,100             2,100      2,100      2,100       2,100      2,100
       Less: Est. Lost Earnings From Repurchase         0               (82)       (83)       (84)        (84)       (85)
       Ending Earnings                              2,100             2,018      2,017      2,016       2,016      2,015
       EARNINGS PER SHARE                           $1.80            $1.985     $1.984     $1.983      $1.983     $1.982
       PERCENT INCREASE IN EPS                                        10.3%      10.2%      10.2%       10.1%      10.1%
       Return on Equity                             7.41%             7.73%      7.73%      7.73%       7.73%      7.74%
       Price/Earnings Ratio                         14.86             14.86      15.00      15.13       15.26      15.39

       Assumptions
       -----------
       Incremental Investment/Borrowing Rate        3.00%             3.00%      3.00%      3.00%       3.00%      3.00%
       Beginning Shares Outstanding (000)           1,161             1,161      1,161      1,161       1,161      1,161
       Ending Shares Outstanding (000)              1,161             1,011      1,011      1,011       1,011      1,011
       Percent of Shares Repurchased                                 12.92%     12.92%     12.92%      12.92%     12.92%
       Shares Repurchased                               0           150.000    150.000    150.000     150.000    150.000
       Tax Rate                                    38.00%            38.00%     38.00%     38.00%      38.00%     38.00%

       % OF SHARES REPURCHASED = 12.92%

       Current Stock Price                         $26.75
       Stock Repurchase Price                   20-Sep-04           $30.75     $31.00     $31.25     $31.50
       Current Shareholders Equity                 28,328
       Estimated Shareholders Equity at 09/30/04   28,328           28,328     28,328     28,328     28,328
       Less: Stock Repurchased                          0           (4,613)    (4,650)    (4,688)    (4,725)
       Ending Shareholder Equity                   28,328           23,716     23,678     23,641     23,603
       Book Value/Share                            $24.39           $23.45     $23.42     $23.38     $23.34
       Tangible BV/Share                           $24.39           $23.45     $23.42     $23.38     $23.34
       PERCENT INCREASE IN BV/SHARE                                 -3.86%     -4.02%     -4.17%     -4.32%
       Price/Tangible BV                          109.65%          131.12%    132.39%    133.67%    134.96%
       Total Assets                               223,353
       Tangible Equity/Assets                      12.68%           10.46%     10.44%     10.42%     10.41%

       Core Earnings Estimate                       2,100            2,100      2,100      2,100      2,100
       Less: Est. Lost Earnings From Repurchase         0              (86)       (86)       (87)       (88)
       Ending Earnings                              2,100            2,014      2,014      2,013      2,012
       EARNINGS PER SHARE                           $1.80           $1.981     $1.981     $1.980     $1.979
       PERCENT INCREASE IN EPS                                       10.1%      10.0%      10.0%      10.0%
       Return on Equity                             7.41%            7.74%      7.74%      7.75%      7.75%
       Price/Earnings Ratio                         14.86            15.52      15.65      15.78      15.92

       Assumptions
       -----------
       Incremental Investment/Borrowing Rate        3.00%            3.00%      3.00%      3.00%      3.00%
       Beginning Shares Outstanding (000)           1,161            1,161      1,161      1,161      1,161
       Ending Shares Outstanding (000)              1,161            1,011      1,011      1,011      1,011
       Percent of Shares Repurchased                                12.92%     12.92%     12.92%     12.92%
       Shares Repurchased                               0          150.000    150.000    150.000    150.000
       Tax Rate                                    38.00%           38.00%     38.00%     38.00%     38.00%

                                       4

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[CAPITAL RESOURCES LOGO]

                          COMPARATIVE PRICING ANALYSIS


     Capital Resources has compared the Company's pricing characteristics with those of a peer group of 15 other thrift institutions to determine if the Company is trading at a reasonable price relative to such peers. The comparative peer group is composed of thrifts exhibiting similar financial characteristics as the Company, including a relatively small asset size, and operating in similar market areas in the Midwest.

     We note that while the Company's common stock is traded on the NASDAQ National Market, the stock is not actively traded, generally exhibiting low trading volume. Reflecting its limited liquidity, the stock typically trades with a large spread between the "bid" and "ask" price and during 2004 actual trades in the stock reflected a high degree of price variability. During 2004, the stock traded to above $34 per share in February and March and traded down to $22 per share in May. Since May, the stock has traded in the $23 to $28 range. We believe that the decline in the Company's trading price since the first quarter of 2004 reflects two primary factors: (i) the overall decline in the market for thrift stocks; and (ii) investors' recognition that the Company's recurring earnings stream has declined in 2004 from the higher levels experienced during 2003.

     The recent average trading price of the stock, as of September 20, 2004, is $26.75. Capital Resources has utilized this stock price in its comparative pricing analysis. Based on a recent average trading price of $26.75, the Company has a total market capitalization of $31.1 million versus an average market capitalization of $39.7 million for the 15 thrift comparative peer group. The Company's price/earnings and price/tangible book value ratios of 14.9x and 110%, respectively, compared to average price/earnings and price/tangible book value ratios of 15.1x and 129%, respectively, for the comparative thrift group. (See Table 2).

     We have concluded that, while the Company trades at a moderate discount to the comparative group on a price/tangible book value basis, at $26.75 per share the Company's stock is trading at a reasonable level.

                                       5


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[CAPITAL RESOURCES LOGO]

                                                      TABLE 2
                       SELECTED FINANCIAL AND MARKET PRICING CHARACTERISTICS - PEER THRIFTS
                                                  AS OF 9/17/2004



                                                                     TgBk
                                      Mkt                            Prem           Div   Average Ttl  NPAs
Market Averages            Price      Cap      P/B   P/TB     P/E    /Dep    P/A    Yld   Assets       + 90s
----------------           -----      ----     ---   ----     ---    ----    ---    ---   ------       -----
                      (#)  ($)        ($MI)    (%)   (%)      (x)    (%)     (%)    (%)   ($M)         (%)

Wells Financial Corp.      26.75      31.1     109.7 109.7    14.9   1.7     13.9   3.14   223          0.10
--------------------

Comparative Group
-----------------
o Mean (Average)      15   18.82      39.7     119.0 129.2    15.1   3.6     11.8   2.33   345          0.91

Comparative Group Detail
------------------------
AMFC AMBFinancial-IN       15.01      14.6     114.1          15.0   1.6      9.5   1.47   154          1.29
FFWC FFWCorp-IN            21.84      28.4     117.2          11.6   2.6     11.9   2.93   239          0.84
FBTC FirstBancTrust-IL     11.90      29.8     115.5          18.6   2.5     13.4   2.77   221          0.48
FFBI FirstFedBcshs-IL      20.54      26.9     114.3 135.0    16.4   2.6      8.7   2.14   308          0.55
FFSX FirstFederal-IA       23.05      87.3     120.6 162.2    15.6   7.6     13.8   1.48   633          1.37
HFFC HFFinancial-SD        16.85      59.3     116.8 129.4    15.5   2.1      7.2   2.55   823          0.48
HMNF HMNFinancial-MN       27.26     121.5     149.8 157.9    11.8   7.1     13.3   2.93   914          0.36
HCFC HomeCityFinl-OH       15.47      12.8     103.0          18.9   0.3      8.3   2.84   153          0.18
LSBI LSBFinlCorp-IN        24.50      33.4     113.7 115.6    11.3   1.9      9.8   2.29   343          1.63
LOGN LogansprtFinl-IN      19.00      16.6     100.1          12.5   0.0     10.8   2.95   154          0.88
NEIB NEIndianaBncp-IN      21.28      31.2     117.8          18.8   3.6     13.9   2.58   225          1.08
SMBC SthmMissouBncp-MO     15.39      35.6     133.5 150.7    12.8   5.8     11.8   2.14   301          0.09
STBI SturgisBancorp-MI     14.00      38.1     135.0 164.7    18.9   7.3     12.1   2.57   314          2.01
UCBC UnionCmmntyBnc-IN     18.00      37.8     105.5 119.9    17.7   3.3     14.4   3.33   262          1.95
UTBI UnitedTennessee-TN    18.25      21.9     128.5 134.4    11.1   5.4     17.8   0.00   123          0.50
                           ===================================================================================


                          Stockholders'                                                 Per Share
                             Equity                                                    --------------
                       ---------------    Net     Other             ROAA     ROAE      Book     4 Qtr
Market Aveerages       GAAP     Tang     IntInc   Oplnc   G&A      (bf Ex)  (bf Ex)    Value    EPS
----------------       ----     ------   ------   -----   ---      -------  -------    -----    ----
                       (%)      (%)      (%)      (%)     (%)      (%)      (%)        ($)      (%)

Wells Financial Corp.   12.68    12.68    3.38     2.51    3.96     1.20     9.79       24.39   1.80*
--------------------

Comparative Group
-----------------
o Mean (Average)        9.82      9.29    3.04     0.85    2.52     0.85     8.31

Comparative Group Deta
----------------------
AMFC AMBFinancial-IN    8.31      8.31    2.89     0.96    2.73     0.67     8.21      13.16    1.00
FFWC FFWCorp-IN         10.14    10.14    2.63     1.00    2.10     1.03    10.49      18.64    1.88
FBTC FirstBancTrust-IL  11.64    11.64    3.22     1.63    3.58     0.68     5.80      10.30    0.64
FFBI FirstFedBcshs-IL   7.00      6.51    2.70     0.44    2.29     0.69     5.39      17.97    1.25
FFSX FirstFederal-IA    11.42     8.75    2.86     1.49    2.83     0.88     7.88      19.11    1.48
HFFC HFFinancial-SD     6.17      5.60    3.19     1.39    3.40     0.51     7.94      14.43    1.09
HMNF HMNFinancial-MN    8.88      8.46    3.26     0.96    2.25     1.10    11.64      18.20    2.31
HCFC HomeCityFinl-OH    8.08      8.08    2.93     0.13    2.20     0.43     5.45      15.02    0.82
LSBI LSBFinlCorp-IN     8.43      8.43    3.33     0.87    2.46     0.93    10.98      21.54    2.17
LOGN LogansprtFinl-IN   10.81    10.81    2.57     0.42    1.56     0.90     8.65      18.98    1.52
NEIB NEIndianaBncp-IN   11.78    11.78    2.70     0.58    2.30     0.74     6.12      18.07    1.13
SMBC SthmMissouBncp-MO  8.81      7.91    3.14     0.64    2.23     0.98    11.11      11.53    1.20
STBI SturgisBancorp-MI  8.99      7.49    2.75     1.54    3.25     0.71     7.21      10.37    0.74
UCBC UnionCmmntyBnc-IN  12.96    12.16    3.01     0.25    2.08     0.75     5.60      17.06    1.02
UTBI UnitedTennessee-T  13.84    13.31    4.49     0.50    2.57     1.74    12.24      14.20    1.65
                      ==============================================================================
Footnotes:

     a.   Prices  are  either   closing   price  or  last  trade.   All  summary
          calculations indicate market averages for each stratification.
     b    Reported  earnings used in all ratio  calculations  are for the latest twelve months of approved financials.
     c.   Market average P/ E ratios exclude firms that have either  negative P/
          E ratios  or P/ E ratios in  excess  of 30 times  earnings.  High P/ E ratios excluded from averages are indicated with an "x".
     d.   A P/ E ratio is  calculated  (indicated  with a "c") for companies not reporting earnings per share.
     e.   An adjusted P/ E ratios is calculated to exclude non- recurring  items
          (tax- affected at 35 %) and extraordinary items from total net income.
     f.   Equity/  Assets  ratios  (indicated  with an "e") are used where TgEq/
          TgAs is not yet available for the current period.
     g.   "Early Bird" EPS data from recent press  releases  (indicated  with an
          "eb") is provided prior to the release of full financial data.
     h.   Companies  that are  announced  acquisition  targets and stocks having pricing  dates  less than 09/ 10/ 04 (or 7 days  before  run date) are excluded.

Sources:  Audited and unaudited financial statements, sheshunoff Information Services,
          SNL Financial, corporate reports and offering circulars for publicly-traded companies.

                                       6
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                      WELLS FINANCIAL CORP. (NASDAQ: WEFC)


Graph 1

                                [GRAPH OMITTED]

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                          WELLS FINANCIAL CORP. (WEFC)


           12 MONTH STOCK PRICE PERFORMANCE AND 50 DAY MOVING AVERAGE


                                [GRAPH OMITTED]

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[CAPITAL RESOURCES LOGO]

         REVIEW OF PREMIUMS PAID IN OTHER STOCK REPURCHASE TRANSACTIONS

     Capital Resources has reviewed the level of premiums paid in relation to recent trading prices in other recent stock repurchase transactions involving banks and thrifts. Given the Company's intention to initiate a reverse stock split if the tender offer does not reduce the number of record holders below 300, we have considered the level of premiums paid in both "modified Dutch auction" tender offers and reverse stock splits as well as other non-voluntary going private transactions.

     Based upon our review of available information on similar repurchase transactions during the latest three years, we have determined that the level of premiums paid were as follows:

                                         Number           Range        Median
                                     of Transactions   of Premiums     Premium
                                     ---------------   -----------     -------
Voluntary Tender Offers*                    12          0% - 22%          8%

Non-Voluntary Going
 Private Transactions**                     10          1% - 21%         15%

     *    Includes modified Dutch auctions and other tender offers
     **   Includes reverse stock splits and other non-voluntary cash outs.

[CAPITAL RESOURCES LOGO]



              PRICING ANALYSIS RELATED TO TENDER OFFER PRICE RANGE

         Capital Resources has derived the P/E and P/TB ratios as well as the level of premiums related to the midpoint, low end and high end of the tender offer price range of $29.50 to $31.50 per share:

                                                      P/E              P/TB             Premium*
                                                      ---              ----             --------
         Midpoint Price              $30.50          16.9x             125%                14%
         Low Price                   $29.50          16.4x             121%                10%
         High Price                  $31.50          17.5x             129%                18%

         * Premium is based on the Tender Offer Price compared to the Company's Recent Trading Price of $26.75


        We have concluded that the tender offer price range reflects appropriate premiums in relation to the Company's recent trading price. Also, the P/E and P/TB ratios related to such price range appear reasonable when compared to the pricing ratios of the peer group of publicly traded thrifts.

[CAPITAL RESOURCES LOGO]

                DISCOUNTED CASH FLOW AND TERMINAL VALUE ANALYSIS

        Capital Resources has also performed an analysis of potential returns to stockholders of the Company, which is based on an estimate of the Company's future cash dividend streams to stockholders and the future trading price of the Company's stock (terminal value). Such analysis assumes that a stockholder retains his or her ownership of the Company's stock for at least three to five years and then sells the stock into the marketplace. In our analysis we have considered the likelihood that, given the fact that the stock will no longer be NASDAQ listed and publicly available financial reports will be very limited, the stock will be even less liquid than it currently is.

        The analysis has assumed an average annual net income growth rate of 8 percent and dividend growth rate of 10 percent. These growth assumptions are not based upon any formal Company projections or budgets but are estimates that the Company believes are reasonable. Because the assumptions and resulting projections are subject to significant uncertainties, including changes in the interest rate environment and the mortgage refinancing market, as well as the competitive and economic environment, no assurance can be given that actual net income and dividends will meet these projections.

        To approximate the terminal values of Company common stock at the end of a three year and five year period, Capital Resources has applied the following pricing ratios: a price to earnings multiple of 15x and a price/tangible book value ratio of 110%. The resulting terminal values and dividend streams were then discounted to present values using a discount rate of 10 percent chosen to reflect an appropriate rate of return required by holders or prospective buyers of the Company's stock.

        Capital Resources has derived its present value calculations based on three scenarios. One scenario assumed the Company repurchased all of the stock at $29.50 per share, the low end of the tender offer price range (Scenario 1); the second scenario assumed the Company repurchased all of the stock at $31.50 per share, the high end of the range (Scenario 2); and the third scenario assumed the Company repurchased all of the stock at $30.50 per share, the midpoint of the range (Scenario 3).

        Under each of the three scenarios, Capital Resources has derived a present value for the Company's common stock and future dividend payments assuming a stockholder sells his or her stock after three years or five years. As a result of its analysis, Capital Resources has determined that there are immaterial differences in the present value results under each of the three scenarios. Therefore, Capital Resources has provided the Company with only the present value results based on Scenario 3, which indicated a present value for the Company's common stock and future dividend payments ranging from $26.98 to $27.19 assuming a stockholder sold his or her stock after five years or three years, respectively. Table 3 presents the results of Scenario 3.

        These present value figures fall very close to the Company's recent trading price of $26.75 and further confirm Capital Resources' conclusion that at $26.75 per share the Company stock was trading at a reasonable level. These results also serve to confirm the fairness of the tender offer price range of $29.50 to $31.50 to those stockholders who sell their stock back to the Company.


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
[CAPITAL RESOURCES LOGO]

                                                               Table 3
                                                        Wells Financial Corp.
                                           Discounted Cash Flow and Terminal Value Analysis
                                          Assuming a Tender Offer Price of $30.50 per share
                                             (Dollars in Thousands, except Per Share Data)

                                             --------------------------------------------------------------------------------
                                                As of                             -- Projected --
 FINANCIAL DATA:                             June 30, 2004          Year 1      Year 2      Year 3      Year 4      Year 5
 --------------                              --------------------------------------------------------------------------------
  Assets                                      223,353                 231,309     244,200     257,820     272,206     287,397
  Deposits                                    165,362                 168,669     172,043     175,483     178,993     182,573
  Tangible Equity, as adjusted                 28,328                  25,116      26,442      27,852      29,347      30,928
     as a percent of tangible assets           12.68%                  10.86%      10.83%      10.80%      10.78%      10.76%
  Total Projected Net Income                    2,100 (Normalized)      2,132       2,305       2,487       2,680       2,884
                                                =====                   =====       =====       =====       =====       =====
        % Return on Average Assets  (ROA)       0.94%                   0.94%       0.97%       0.99%       1.01%       1.03%
        % Return on Average Equity  (ROE)       7.41%                   7.98%       8.94%       9.16%       9.37%       9.57%
PER SHARE DATA:
--------------
  Book Value                                   $24.39                  $24.84      $26.15      $27.54      $29.02      $30.58
  Tangible Book Value                          $24.39                  $24.84      $26.15      $27.54      $29.02      $30.58
  Fully-diluted Earnings per Share             $1.800                  $1.919      $2.219      $2.379      $2.555      $2.741
  Dividends per share                          $0.880                  $0.880      $0.968      $1.065      $1.172      $1.289

  Number of Shares Outstanding              1,161,226 *             1,011,226   1,011,226   1,011,226   1,011,226   1,011,226
-----------------------------------------------------------------------------------------------------------------------------
Pricing Data and Ratios:
-----------------------
  Est. Stock Price                             $26.75                 $ 28.00     $ 31.00     $ 33.00     $ 35.00     $ 37.00
  Implied Pricing Ratios
  Price / Book Value                           109.7%                   112.7%      118.5%      119.8%      120.6%     121.0%
  Price / Tangible Book Value                  109.7%                   112.7%      118.5%      119.8%      120.6%     121.0%
  Price / Earnings                             14.9x                     14.6x       14.0x       13.9x       13.7x      13.5x
  Projected Stockholder Returns
    (including Dividends)                                                 8.0%       14.2%        9.9%        9.6%       9.4%

PRESENT VALUE ANALYSIS                                10.0%  Discount Rate
----------------------
  PV of Terminal Value                                                $ 25.45     $ 25.62     $ 24.79     $ 23.91    $ 22.97
  PV of Projected Dividends                                              0.80        1.60        2.40        3.20       4.00
                                                                      -------     -------     -------     -------    -------
    Total Present Value of Discounted
       Cash Flow                                                      $ 26.25     $ 27.22     $ 27.19     $ 27.11    $ 26.98
                                                                      =======     =======     =======     =======    =======

                  Confidential = For Discussion Purposes Only

[CAPITAL RESOURCES LOGO]



                                   CONCLUSION




        Based on the results of the above described valuation analysis, it is Capital Resources' opinion that the tender offer price range is fair, from a financial point of view, to stockholders of the Company.


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